Exhibit 5.1

[GREENBERG TRAURIG, LLP LOGO]

John C. Kirkland
(310) 586-7786
kirklandj@gtlaw.com

January 30, 2004

Board of Directors
Hythiam, Inc.
11150 Santa Monica Boulevard
Suite 1500
Los Angeles, California 90025

  Re:
  Hythiam, Inc. Registration Statement on Form S-1 to be Filed with the Securities and Exchange Commission on January 30, 2004

Gentlemen:

        This opinion is furnished to you in connection with the above-referenced registration statement (the "Registration Statement"), to befiled with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "Act"), for the registration and resale of 10,607,528 shares of common stock, including shares issuable upon the exercise of outstanding warrants (the "Securities") of Hythiam, Inc., a Delaware corporation (the "Registrant"), as described in the Registration Statement.

        We have acted as counsel for the Registrant in connection with the Registration Statement. For purposes of this opinion, we have assumed, without independent verification or investigation, that each instrument has been duly and validly authorized, executed, and delivered by each of the parties thereto, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the authentic originals of all documents submitted to us as copies. In rendering the opinions included herein, we have relied upon the factual representations and warranties made by the Registrant.

        We express no opinion as to any jurisdiction other than federal securities laws and the Delaware General Corporation Law (including, to the extent applicable, Delaware statutory and constitutional provisions and reported case law).

        Based on and subject to the foregoing, we are of the opinion that the Securities are, or, in the case of shares issuable upon the exercise of outstanding warrants, will be upon issuance, validly issued, fully paid and non-assessable, and will remain so upon re-sale in accordance with the Registration Statement.

        The opinions contained in this opinion letter merely constitute expressions of my reasoned professional judgment regarding the matters of law addressed herein and neither are intended nor should they be construed as a prediction or guarantee that any court or other public or governmental authority will reach any particular result or conclusion as to the matters of law addressed herein.

        This opinion letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this opinion letter should be read in conjunction therewith.

        The opinions expressed herein are written as of and relate solely to the date hereof and are rendered exclusively for your benefit in connection with the Registration. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

        We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters." In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the SEC thereunder.

        It is understood that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.

Very truly yours,
/s/ GREENBERG TRAURIG, LLP